Exhibit 10.33

3 July 2025

TERM SHEET

This term sheet (the “Term Sheet”) constitutes a commitment by the Parties hereto to negotiate in good faith and, subject to certain conditions to closing as set forth herein, to enter into a Share Purchase Agreement (the “SPA”) for the sale and purchase of the entire issued share capital of GIL International Italia Srl, an Italian limited liability company registered with the Register of Enterprises of Palermo under the number 07204780824 (the “GIL”), which at the time of Closing will be holding 100% of the shares of TEP Renewables (Italia) Srl, an Italian limited liability company registered with the Register of Enterprises of Palermo under the number 10747880960 (the “Company”) as set forth herein. The terms and conditions of the transaction described below are not limited to those set forth herein. Matters that are not covered by the provisions hereof are subject to the approval and mutual agreement of the Parties.

1.	Effective Date	3 July 2025
2.	Parties

Mr. Leonardo Montesi, a British citizen holding passport n.                       valid until September 9, 2024, domiciled for the purpose of this Term Sheet at the registered office of the Company as defined hereinafter.

(Mr Leonardo Montesi is referred to as the “Seller”)

GreenRock Corp. a company incorporated and existing under the law of Cayman Island, having company registration number 399967 and registered seat at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay – Grand Cayman K1 – 9009, Cayman Island, represented for the purpose of this Term Sheet by Mr. Charles Ratelband and Mr. Per Regnarsson in their capacity as directors of Purchaser duly vested with sufficient powers to execute this Term Sheet.

(hereinafter referred to as the Purchaser and/or Purchaser)

The Seller and the Purchaser are individually referred to as the Party and jointly referred to as the Parties.

3.	Preamble

(a)  The Parties entered into a sale and purchase agreement relating to the sale and purchase of the entire issued share capital of TEP Renewables Ltd (“TEP”) on 2 November 2023 (the “Original Sale and Purchase Agreement”), which at the time of signing of the Original Sale and Purchase Agreement was holding 100% of the shares of the Company

(b)  The Purchaser and TEP entered into an Intercompany Loan Agreement on 2 November 2023 (“Loan Agreement”)

(c)  The Original Sale and Purchase Agreement was amended by an amendment agreement entered into on 23 January 2024 (“Amendment No. 1 to the Sale and Purchase Agreement”).

(d)  The Original Sale and Purchase Agreement (as amended by Amendment No. 1 to the Sale and Purchase Agreement) terminated on 13 March 2024 in accordance with its terms.

(e)  The Parties entered into a sale and purchase agreement on the same terms as the Original Sale and Purchase Agreement (as amended by Amendment No. 1 to the Sale and Purchase Agreement) with certain further amendments on 22 April 2024 (the “A&R Sale and Purchase Agreement”).

3 July 2025

(f)  The A&R Sale and Purchase Agreement was amended by an amendment agreement entered into on 7 May 2024 (“Amendment No. 3 to the Sale and Purchase Agreement”).

(g)  The Parties acknowledge that the Conditions to Completion under the A&R Sale and Purchase Agreement as amended by Amendment No. 3 to the Sale and Purchase Agreement were not satisfied or waived prior to the Longstop Date (as defined therein), which has now passed, and that, therefore, the Sale and Purchase Agreement automatically terminated on 7 May 2024, in accordance with its terms.

(h)  The Loan Agreement was amended on 24 January 2024, 19 October 2024

(i)  On 28 June 2025 TEP, GreenRock and Messrs TNCC Investments Limited entered into a Settlement Agreement setting for the repayment of the loan of the Loan Agreement.

(j)  The Parties now wish to enter into a sale and purchase agreement on different terms as the Sale and Purchase Agreement, as further amended by this Term Sheet (the “Second A&R Sale and Purchase Agreement”), with effect from the date hereof.

4.	Subject Matter

Purchaser desires to purchase from the Seller one hundred percent (100%) of the shares of GIL (the “Shares”) and holding: (i) the Company and all such subsidiaries and affiliated companies engaged in the business of the Company and/or necessary to continue Company business as detailed in the Corporate Organisation Chart attached hereto as Schedule 1; and (ii) all other assets that are used in, related to or necessary for the business that is conducted by the Company, including associated trademarks, trade names, brand names, goodwill, customer lists, contracts, warranties, leases, rights, including intellectual property rights, arrangements and other assets. For the avoidance of doubt the Transaction (as defined below) considers the investment of Soprarno SGR Spa into TEP Renewables PV Spa for the acquisition of 70% of the shares of the shares of such company, and the payment by TEP Renewables PV Spa to the Company of the sum of EUR 1,900,000 no later than 30 September 2025 in addition to the amount of EUR 2,200,000 already paid by TEP Renewables PV Spa to the Company at the time of the execution of this Term Sheet.

Subject to the terms to be determined as stated herein and further negotiated, Purchaser undertakes to purchase the Shares, and the Sellers undertake to sell to Purchaser the Shares, for the Purchase Price, as defined herein after, and in accordance with the terms of this Term Sheet (the “Transaction”).

The Transaction is conditional inter alia upon (i) the Purchaser providing to the Seller a satisfactory Proof of Funds demonstrating that the Purchaser has the ability and funds available for the Transaction (“Proof of Funds”); and (ii) the Purchaser conducting a confirmatory due diligence, and being satisfied with the results of, legal, financial, tax and commercial due diligence concerning the Company and its business, assets and liabilities, and any other matters the Purchaser considers necessary (“Confirmatory Due Diligence”).

3 July 2025

The Purchaser and the Sellers anticipate that the purpose of the Confirmatory Due Diligence will be achieved via an update (a) of the documents/information as per the Legal Due Diligence Information Request List, which are already stored in the VDR Green Rock DD; and (b)  of the First Disclosure Letter, it being understood that the update will include only material information or documents executed by the Company and any of its affiliates on or after the date of 3 November 2023.

Provided (i) the Seller will be satisfied with the Proof of Funds; and (ii) the Purchaser will be satisfied with the outcome of the Confirmatory Due Diligence, the Parties intend to exchange the SPA and complete the Transaction before the Closing Date as defined below.

5.	Definitive Documents

The Transaction will be subject to negotiation of definitive documentation customary for a transaction of this nature (“Definitive Documents”), including but not limited to the SPA, which will be drafted by the Purchaser’s solicitors.

The Definitive Documents will contain representations, warranties and covenants that, having regard to the outcome of Purchaser’s Confirmatory Due Diligence in respect of the Transaction, are customary for transactions of this nature.

The Sellers will provide an indemnity to the Purchaser in terms to be agreed between the Parties in respect of:

(a)  the tax liabilities, tax losses and reliefs and the adequacy of its provisions for taxation of the Company and all its Affiliates; and

(b)  any other actual or potential liabilities identified by the Purchaser during the due diligence investigation in respect of which the Purchaser requires indemnity cover.

The Definitive Documents will require that the consummation of the Transaction will be subject to the satisfaction of various conditions required prior to closing as indicated under clause 7 of this Term Sheet.

6.	Purchase Price & Payment Terms

The purchase price for the Transaction includes a €5 million cash consideration in 2025 and project development-linked payments in 2026 and 2027, to be paid as follows:

(a)  EUR 2,000,000.00 shall be paid by the Purchaser to the Seller’s designated account at closing

(b)  EUR 3,000,000.00 shall be paid by the Purchaser to the Seller’s designated account no later than 31December 2025. In view of this deferred payment the Purchaser will create a charge over the Shares, giving the Seller the right to seize and sell the Shares if the Purchaser defaults on deferred payment or other obligations (“Share Charge”).

3 July 2025

(c)  EUR 2,500,000.00 shall be paid by the Purchaser to the Seller’s designated account in two instalments on 30 June 2026 and 30 June 2027 at the rate of EUR 5,000 per MWp of solar development assets being realised by the Company or any of its subsidiaries and affiliates, through sales at the “ready-to-built” stage.

In addition to the above, the Seller will continue to be paid the sum of EUR 20,000 per month until the date of the approval of the accounts of the Company for the financial year 2027, pursuant to the Service Agreement existing between the Company and the Seller as of the date of this Term Sheet.

7.	Closing and Conditions to Closing

Closing of the Transaction (“Closing”) shall mean the consummation of the Transaction with payments being made as set out under “Purchase Price & Payment Terms” and Share Charge being executed before a public notary in Italy.

Closing is subject to certain conditions precedent including but not limited to: (i) Satisfactory Proof of Funds to be provided by the Purchaser to the Seller at least 1 (one) week before the Closing Date, demonstrating that the Purchaser has the ability and funds available for the Transaction; (ii) absence of any material adverse change in the business, results of operations, condition (financial or otherwise) or prospects of Company or any of its affiliates; and (iii) absence of any action or proceeding against the Seller and the Company that may affect the Transaction; and (iv) true and correct representations and warranties as of the closing date of the Transaction.

8.	Closing Date and Place

“Closing Date” shall mean the date no later than 31 July 2025.

The Closing shall take place on the Closing Date before a public notary in Milano - Italy as may be agreed in writing by Purchaser and the Sellers.

9.	Governing Law

This Term Sheet and the Definitive Documents shall be governed and construed in accordance with the substantive law of Italy.

The Parties shall make every possible sincere effort to resolve amicably any dispute arising between them in connection with the Transaction.

If the dispute is not settled by mediation within 90 (ninety) days of the commencement of the mediation, or such further period as the Parties shall agree in writing, the dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

The language to be used in the mediation and in the arbitration shall be English.

In any arbitration commenced pursuant to this clause:

(i) the number of arbitrators shall be one; and

(ii) the seat, or legal place, of arbitration shall be London

10.	Expenses	Other than as agreed in this term sheet, each Party hereto will be responsible for and will pay its own fees, costs and expenses incurred in connection with such Party’s participation in the negotiations and activities contemplated by the Transaction.

3 July 2025

12.	Timing for Definitive Documents

Purchaser has retained counsels and accountants for the Transaction, and it is prepared to devote the required time and resources to achieve Closing and financial close of the Transaction in accordance with the timeframe agreed with the Sellers.

Therefore, upon the execution of this Term Sheet, Purchaser shall cause its counsels to prepare and deliver to the Sellers the draft of the Definitive Documents.

The Parties shall act in good faith with the aim to reach agreement on the form and substance of the Definitive Documents before the date of 15 July 2025.

Should, for any reason whatsoever, the Definitive Documents have not been executed, and the Completion Payment paid, by 9 August 2025 (the “Drop-Dead Date”), then this Term Sheet shall be considered void, and the Parties shall each be released of their obligations set forth herein.

It is agreed and understood by the Purchaser that under no circumstances the Seller will grant any further extension of the Dropdead Date.

13.	Exclusivity

Upon receipt and acceptance of a satisfactory Proof of Funds, the Seller agree to enter an exclusivity period (“Exclusivity Period”) with respect to the Shares and the assets of Company and its affiliates.

The Exclusivity Period shall continue through such date that the Definitive Documents are executed, and the Transaction contemplated in this Term Sheet and the Definitive Documents are completed.

During the Exclusivity Period the Seller shall not, and shall cause each of their agents, advisors and other representatives not to, directly or indirectly, solicit, initiate, or encourage the submission of, or respond to, any expression of interest, inquiry, proposal or offer from any person or entity relating to the acquisition of any material part of the Shares or assets of Company or the merger, joint venture, exclusive license, liquidation, recapitalization, reorganization, or any similar transaction involving Company or its assets (“Third-Party Negotiations”),

The Seller agrees to, and will procure that each of their agents, advisors and other representatives will (to the extent applicable), cease all ongoing Third-Party Negotiations as at the Effective Date unless approved otherwise by Purchaser in writing.

The Seller agrees to notify Purchaser immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, and the details of such proposal, offer, inquiry or contact including the identity of the potential buyer and/or investor and terms of such proposal.

3 July 2025

12.	Confidentiality

No Party shall disclose, disseminate or cause to be disclosed the terms and conditions of this Term Sheet, except insofar as disclosure is reasonably necessary to carry out and effectuate the terms of this Term Sheet or as required by a court of competent jurisdiction, governmental agency, listing authority or stock exchange, and insofar as any Party is required by Law to disclose.

Purchaser shall treat as confidential and shall safeguard any and all information, knowledge or data included in any information relating to the business of the Company and its affiliates except as otherwise agreed to by the Sellers in writing, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller and the Company used with respect to its own confidential information; provided, however, that nothing in this section 12 shall prevent the disclosure of any such information, knowledge or data to any representatives and/or consultants and/or advisors and/or financiers and/or investors of Purchaser who reasonably need to know such information for the purposes of negotiating this Term Sheet and carrying out the transactions contemplated hereby.

Purchaser and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the relevant other Party or required to be disclosed by a governmental authority.

In the event of a breach of the obligations hereunder by Purchaser, or the Seller, the non-breaching Party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this section 12 in any court of competent jurisdiction.

13.	Binding Agreement	The Parties hereto acknowledge that this Term Sheet is intended to describe only the general terms and conditions of the Transaction it is subject to Proof of Funds, Confirmatory Due Diligence, and Final Documentation. Except for sections below entitled “Confidentiality”, “Governing Law”, “Exclusivity” and “Expenses”, which are intended to be, and are, binding agreements between the parties, this Term Sheet is not a binding agreement on the Seller to proceed with the Transaction and it will not impose any obligation or liability on any such party if the Transaction is not consummated. Any such agreement will be made only if and when definitive Transaction Documents containing such agreements are agreed to and executed. This Term Sheet, including but not limited to the obligations of confidentiality and exclusivity, shall remain in effect until the Drop-Dead Date

3 July 2025

14	Severance	If any provision of this Term Sheet is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Term Sheet.
15	Termination	This Term Sheet will be automatically terminated if the Purchaser will fail to pay to the Seller on or before 18 July 2025 the amount of GBP 375,000 on account of legal costs and charges associated with the Transaction that the Purchaser has undertaken to reimburse to the Seller.

***** END OF ARTICLES *****

3 July 2025

The Term Sheet is executed on this 3rd day of July 2025 in 1 (one) counterpart, which is deemed to be an original. The Parties may exchange the counterpart of the Term Sheet by means of electronic email and the Parties agree that the receipt of such executed counterpart shall be binding on such Parties and shall be construed as original.

For Purchaser	For the Seller

Mr. Charles Ratelband	Leonardo Montesi

Mr. Per Regnarsson